Exhibit 99.1

FREIT Announces Fourth Quarter Dividend of $0.66 Per Share

HACKENSACK, NJ, November 6, 2013 - FIRST REAL ESTATE INVESTMENT TRUST OF NJ (“FREIT”) announced that it has declared a fourth quarter dividend of $0.66 per share, payable on December 16, 2013 to shareholders of record on December 2, 2013. Upon payment of this dividend, FREIT’s dividends for the fiscal year will be $1.56 per share.

FREIT’s Board of Directors elected to declare a fourth quarter dividend of $0.66 per share in order to distribute all of the cash gains derived from the sale of its Palisades Manor and Grandview properties in fiscal 2013.

The tax characteristic of 2013 fiscal year dividends of $1.56 per share is estimated to be in the following range:

Ordinary Income.	$1.05 per share
Qualified Dividends, subject to capital gains rates.	$0.51 per share

The statements in this release that relate to future earnings, tax information or performance are forward-looking. Actual results might differ materially and be adversely affected by factors as described in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS), REIT organized in 1961. It has approximately $242 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com